FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2017 FOURTH QUARTER AND FULL YEAR RESULTS

Provides Outlook for 2018

THE WOODLANDS, TX – March 5, 2018 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2017.

Consolidated Fourth Quarter 2017 Financial Results Compared to Fourth Quarter 2016 :

•	Revenues grew 50.8% to $253.9 million compared to $168.3 million;

•	Gross margin was 9.4% of revenues compared to 3.8%;

•	Operating income was $7.0 million compared to a loss of $5.3 million;

•	Net income attributable to Sterling common stockholders was $3.1 million compared to a loss of $6.3 million; and,

•	Net income per diluted share attributable to common stockholders was $0.11 compared to a loss of $0.25.

Consolidated Full Year 2017 Financial Results Compared to Full Year 2016:

•	Revenues increased 38.8% to $958 million compared to$690.1 million;

•	Gross margin was 9.3% of revenues compared to 6.1%;

•	Operating income was $26.2 million compared to a loss of $4.7 million;

•	Net income attributable to Sterling common stockholders was $11.6 million compared to a loss of $9.2 million; and,

•	Net income per diluted share attributable to common stockholders was $0.43 compared to a loss of $0.40.

Consolidated Financial Position at December 31, 2017:

•	Cash and Cash Equivalents were $84 million;

•	Working capital totaled $96.2 million; and

•	Total debt was $90.1 million.

Business Overview:
Fourth quarter 2017 revenues increased approximately 50.8% compared to the prior year quarter. Heavy civil construction revenues grew $55.7 million or 33.1% over the fourth quarter of 2016 driven by large construction projects in the Rocky Mountain region. Fourth quarter 2017 residential construction revenues totaled $29.8 million. Residential construction is a component of Tealstone which was acquired on April 3, 2017. The residential markets in our primary geographies continue to see steady growth. Texas new housing starts increased 6% year-over-year in 2017, with Houston posting the most new housing starts followed by ongoing steady growth in Dallas. Our business in Dallas, which is our principal residential market, continues to perform in excess of the overall market growth rate in the region.

Gross profit was $24.0 million in the fourth quarter of 2017, an increase of $17.6 million from the prior year fourth quarter. Gross margin expanded by 560 basis points to 9.4% reflecting significant improvement in heavy civil construction gross margin along with 130 basis points of improvement attributable to the incremental benefit of the acquisition of the residential construction business.

General and administrative expenses were $11.8 million in the fourth quarter of 2017, or 4.6% of revenues compared to $9.0 million or 5.3% in the fourth quarter of 2016. The increase was primarily the result of the inclusion of nine months of Tealstone operations.

Heavy Civil Construction Backlog Highlights:

•
Combined Backlog at December 31, 2017 was $994.5 million compared to $1.04 billion at December 31, 2016. This number consists of $744.3 million of backlog and $250.2 million of unsigned contracts in 2017 compared to $823 million and $226 million in 2016, respectively;

•
Combined Backlog for 2016 included $193 million related to consolidated construction joint ventures compared to $78 million for the same projects at the end of 2017, which is reflective of the substantial progress on our two large consolidated construction joint ventures, and our strategy to focus on higher margin project opportunities. No residential construction is included in backlog;

•
Gross margin on projects in backlog as of December 31, 2017 averaged 8.4% as compared with 8.2% at December 31, 2016 and 8.4% at September 30, 2017, while gross margin on the projects awarded in 2017 averaged approximately 9.0%; and

•	Combined Backlog is comprised of approximately 70% from heavy highway construction projects.

CEO Remarks and Outlook:
“The fourth quarter of 2017 capped off Sterling’s best year in the Company’s recent history,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “We generated strong year-over-year growth for the quarter and full year in both revenues and earnings, and added materially to our cash position, despite the challenges created by natural disasters in several of our markets. Our significantly improved financial performance reflects the benefits of our expansion into adjacent markets, which we will continue in 2018, along with our focus on remaining disciplined at the bid table. While this discipline has had the effect of slowing our backlog growth, we have been successful in shifting the mix of our backlog towards a portfolio of projects that we are confident we can execute with limited risk and higher margins. In our heavy civil business, our operations in the Rocky Mountain region continue to perform very well, while our Texas heavy highway business, which represents less than 20% of our revenues, continues to make significant improvements in operational efficiencies. Our residential construction business once again was a significant contributor to our bottom line as new home construction in its primary geographic market remained robust.”

Mr. Cutillo continued, “Our momentum has continued into 2018. Looking forward to the balance of the year, given our current heavy civil backlog, and our anticipated project activity on the residential side of the business, we expect to generate full year 2018 revenues of between $1.0 billion and $1.035 billion. The quality of our backlog is the healthiest it’s been in years as indicated by the steady rise we’ve seen in our backlog margin, which, coupled with the strong margins produced by our residential segment, leads us to anticipate net income attributable to Sterling common stockholders to be in the range of $23 million to $26 million, which implies year-over-year EPS growth of over 100%. We expect our full year 2018 diluted average common shares outstanding to be approximately 27.5 million. Given the favorable infrastructure environment, we believe we are well-positioned to win further economically compelling heavy civil project opportunities across our geographies. In addition, our main residential business end-markets in the Dallas-Fort Worth Metroplex and the Houston area continue to grow at low double-digit percentages. When combined with our shift towards higher margin markets, our ability to generate cash has significantly improved our balance sheet, which we anticipate will allow us to reinvest in our business and pursue attractive growth opportunities in the coming years. Considering all of these factors, we are confident in our ability to deliver im proved value to our shareholders and look forward to providing updates on our progress over the course of 2018.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, March 6, 2018 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a construction company that specializes in heavy civil construction and residential concrete projects primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Our heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Our residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)
	2017	2016	2017	2016

Revenues	$253,911	$168,345	$957,958	$690,123
Cost of revenues	(229,942)	(162,000)	(868,866)	(648,065)
Gross profit	23,969	6,345	89,092	42,058
General and administrative expenses	(11,806)	(8,956)	(48,351)	(36,844)
Other operating expense, net	(5,194)	(2,705)	(14,565)	(9,943)
Operating income (loss)	6,969	(5,316)	26,176	(4,729)
Interest income	122	14	314	33
Interest expense	(3,128)	(452)	(9,800)	(2,628)
Loss on extinguishment of debt	—	—	(755)	—
Income (loss) before income taxes and earnings attributable to noncontrolling interests	3,963	(5,754)	15,935	(7,324)
Income tax benefit (expense)	351	(20)	(118)	(88)
Net income (loss)	4,314	(5,774)	15,817	(7,412)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,234)	(574)	(4,200)	(1,826)
Net income (loss) attributable to Sterling common stockholders	$3,080	$(6,348)	$11,617	$(9,238)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.11	$(0.25)	$0.44	$(0.40)
Diluted	$0.11	$(0.25)	$0.43	$(0.40)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,802	24,994	26,274	23,140
Diluted	27,415	24,994	26,712	23,140

Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue
Heavy Civil Construction	$224,078	$168,345	$849,966	$690,123
Residential Construction	29,832	—	107,992	—
Total Revenue	$253,910	$168,345	$957,958	$690,123

Operating Income (loss)
Heavy Civil Construction	$2,695	$(5,316)	$11,322	$(4,729)
Residential Construction	4,274	—	14,854	—
Total Operating Income (loss)	$6,969	$(5,316)	$26,176	$(4,729)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2017 and 2016
(Amounts in thousands, except share and per share data)

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$83,953	$42,785
Contracts receivable, including retainage	133,931	84,132
Costs and estimated earnings in excess of billings on uncompleted contracts	37,112	32,705
Inventories	4,621	3,708
Receivables from and equity in construction joint ventures	11,380	7,130
Other current assets	7,529	5,448
Total current assets	278,526	175,908
Property and equipment, net	54,406	68,127
Goodwill	85,231	54,820
Intangibles, net	44,818	—
Other assets, net	317	2,968
Total assets	$463,298	$301,823
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$97,457	$67,097
Billings in excess of costs and estimated earnings on uncompleted contracts	62,374	64,100
Current maturities of long-term debt	3,978	3,845
Income taxes payable	81	78
Accrued compensation	9,054	5,322
Other current liabilities	9,348	6,150
Total current liabilities	182,292	146,592
Long-term liabilities:
Long-term debt, net of current maturities	86,160	1,549
Member’s interest subject to mandatory redemption and undistributed earnings	47,386	45,230
Other long-term liabilities	1,271	362
Total long-term liabilities	134,817	47,141
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 and 28,000,000 shares authorized, 27,051,468 and 24,987,306 shares issued	271	250
Additional paid in capital	231,183	208,922
Retained deficit	(90,121)	(101,738)
Total Sterling common stockholders’ equity	141,333	107,434
Noncontrolling interests	4,856	656
Total equity	146,189	108,090
Total liabilities and equity	$463,298	$301,823